Exhibit 23.4

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form S-4 of Pinnacle Foods Finance LLC and Pinnacle Foods Finance Corp. of our report dated November 22, 2013 relating to the special purpose combined financial statements of the Wish-Bone and Western Salad Dressing Business, which appears in such Registration Statement. We also consent to the reference to us as experts under the heading Independent Accountants in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Florham Park, New Jersey

December 16, 2013